Exhibit 99.1

Second Quarter Financial Results

U.S. Premium Beef, LLC (USPB) has closed its books for the second quarter of fiscal year 2026 and has filed the results with the Securities and Exchange Commission.

For the quarter, which ended June 27, 2026, USPB recorded net loss of $5.2 million compared to a net loss of $4.7 million in the same period in the prior year, an increase in net loss of approximately $0.5 million.

Year-to-date, USPB recorded a net loss of $12.2 million compared to a net loss of $15.3 million in the same period in the prior year, an improvement of approximately $3.1 million. The net loss incurred by USPB was the result of a net loss at National Beef Packing Company, LLC (National Beef).

For the second quarter, National Beef recorded a net loss of $35.3 million, an increased loss of $1.2 million compared to the same period a year ago. Through the end of June, National Beef realized a net loss of $78.4 million, an improvement of $22.8 million from the prior year.

During the first half of 2026, the average gross premiums for cattle delivered to National Beef was $62.63 per head, with the top 25% and 50% receiving premiums of $124.69 and $102.17, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace.

Please call our office if you have questions about USPB’s financial and operational results.

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Second Quarter Performance Reports

Kansas Grid Performance

Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the second quarter (Q2) of fiscal year 2026 is summarized in Table 1.

According to USDA reports, the industry experienced record high quality grading during Q2. Prime percentage was record high at an impressive 16.43% for the industry. USPB also had record high Prime percentage. Prime percentage for both USPB and the industry are shown in Figure 1. Choice and Prime percentage was record high for the industry and the second highest for USPB carcasses.

Quality rewards in the marketplace were low. The average Choice/Select spread for Q2 was in the bottom 5% and Prime premium was in the bottom 4% of company history. As a result, quality grade premium was the lowest in more than seven years and $22.31 less than a year ago. This trend is a typical, seasonal pattern as Q2 is usually the lowest of the year for quality rewards in the marketplace. Currently, the Choice/Select spread has increased and the Prime premium is strengthening.

The Kansas cash cattle market set a new record during Q2 and was $35/cwt higher than a year ago. This was the sixth consecutive quarter of record-setting fed cattle prices. Figure 2 shows the quarterly average cash cattle price used on the USPB Base grid.

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Live and carcass weights of USPB cattle were both the third heaviest in company history. Live weights were 51 pounds more than last year and carcass weights averaged 29 pounds heavier. The previous three quarters have been the three highest quarterly averages on record for both live and carcass weights of USPB cattle. Average USPB carcass weights are shown in Figure 3. Carcass weights of fed cattle for the industry, reported by USDA, were 32 pounds heavier in Q2 compared to a year ago.

Days on feed for USPB cattle was record high, and was 15 more days than the previous quarter, and a year ago. The percentage of steers was also record high which further helped to increase weights. As a result, steer premium per head was record high. The percentage of USPB carcasses with dentition over 30 months was also record high, likely a result of adding days at the feedyard and in the backgrounding/stocker phase as well.

Figure 4 shows the “In Weight*Days on Feed/100” index which was record high. Whenever this index is higher, cattle are being fed longer in relation to their in weight. Low cost of gain in relation to record high fed market prices encouraged feeders to add days on feed.

More days extends the advantage, and allowed for more total benefit of adding live weight at around $1 per pound cost of gain and marketing at a value of about $2.53 per pound. Plus, selling a heavier animal at harvest helps decrease the breakeven price because the high initial purchase cost of the feeder animal can be spread out over the heavier finished weight.

This trend resulted in the largest apparent total feedyard gain of 699 pounds added from placement weight to out weight for USPB cattle harvested during Q2. Apparent average daily gain decreased slightly from the previous quarter, but remained equal to Q2 last year. It was very similar to the previous Q2 five-year average. However, as a result of the added days on feed, heavyweight discount per head was the second largest (worst) on record.

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Yield grade 4 & 5 percentages were the second highest in company history. Average backfat thickness increased from a year ago, but was less than the record high set during Q1. However, ribeye area in relation to carcass weight, as measured by “Actual-Required REA,” was the smallest, or lightest muscled, in more than 10 years. As a result, yield grade discount was the second largest (most negative) in Q2 company history.

Yield, or dressing percentage, was similar to the previous quarter, but down from a year ago. Yield benefit per head, shown in Figure 5, was still the fifth largest due to record high carcass prices.

The total percentage of condemned livers has been increasing and was record high in Q2. Figure 6 lists the quarterly average since 2017. Liver abscesses are related to feeding high-grain diets. If bacteria from the gut reach the liver, an abscess can form. Some are severe enough to cause adhesion to the inner ribcage or the diaphragm muscle. This makes removal of the internal organs more difficult, and any contamination from digesta or an open abscess must be trimmed for food safety.

It would take less than 4 pounds of added carcass weight to increase the 2026 Q2 yield to equal Q2 a year ago. Research has shown individual carcasses with severe abscesses had 1.59% points lower dressing percentage, largely due to trim loss, compared to those with no liver abscesses.

The average total premium was $60.08 per head, down slightly from the previous quarter, and significantly lower than a year ago. However, it was still in the top 21%, historically. The top 25% averaged $123.42 per head more than selling on the Kansas live market. “Other premium” is now listed. This includes the EID tag payment and the Genetic Merit Score premium.

So far, during Q3, quality rewards have risen. The Choice/Select spread is averaging more than $18 per cwt. Prime premium has risen to around $13 per cwt and Certified Angus Beef® (CAB) premiums continue to hold steady.

Please call 866-877-2525 if you would like to lease USPB Kansas delivery rights and deliver to Dodge City or Liberal. The lease fee is $10 per head.

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USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large
† = record low

Table 1	FY26, Q2 (this Qtr)	FY26, Q1 (last Qtr)	FY25, Q2 (year ago)	FY26, Q3 (as of Aug. 5)
USDA-KS cash $/cwt.	$253.12*	$238.23*	$218.21	$245.71
CH/SE spread, $/cwt.	$3.73	$5.88	$15.23	$17.82
Prime/Choice spread, $/cwt	$8.37	$11.95	$14.23	$9.65
CAB spread, $/cwt.	$3.89	$4.84	$3.62	$5.97
YG 4&5 Threshold, %	15.00	15.00	15.00	15.00
% steers	50.69*	43.89	47.37	54.83
% black hided	76.55	80.79*	77.82	76.00
Apparent Avg Daily Gain	3.34	3.49	3.34	3.36
Placement weight	755	784	755	747
Days on feed	209*	194	194	210
Live weight	1,454	1,462	1,403	1,452
Carcass weight	934	939	905	931
Yield, %	64.22	64.21	64.46	64.09
Prime, %	11.49*	10.92	8.74	12.59
Choice & Prime, %	91.85	92.67*	88.88	92.32
CAB, %	26.90	29.26	30.17	27.39
CHBP, %	0.66	0.60	0.65	0.71
Yield Grade 1&2, %	33.21	31.28†	38.08	31.39
Yield Grade 3, %	43.47	44.11	42.61	45.03
Yield Grade 4&5, %	23.32	24.61*	19.24	23.57
Average backfat, inches	0.65	0.68*	0.63	0.68
Actual–Required REA, sq.in.	0.22	0.23	0.44	0.18
Heavyweight, 1101/up, %	7.64	8.84	4.41	5.97
Total Condemned liver, %	36.47*	33.19	25.31	NA
Open Abscessed liver, %	5.80*	4.46	5.16	NA
QG premium/head	$19.31	$31.90	$41.62	$59.76
Yield benefit/head	$52.61	$50.05	$56.83	$44.48
Yield Grade $/head	-$9.95	-$11.70†	-$4.37	-$10.29
Outweight discount/head	-$10.02	-$9.76	-$4.73	-$6.77
Steer premium/head	$7.53*	$6.63	$6.75	$8.05
Subtotal premium/head	**$59.48**	**$67.12**	**$96.10**	**$95.23**
Other premium/head	$0.33	$0.29	$0.36*	$0.48
Natural premium/head	$0.27	$0.33	$0.40	$0.19
Total premium/head	**$60.08**	**$67.74**	**$96.86**	**$95.90**
Top 25% premium/head	$123.42	$128.10	$153.08	$163.07

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Iowa Grid Performance

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

While cattle performance can be compared, premiums on the Iowa grid cannot be compared directly to those from the Kansas grid. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard on the Kansas grid. Therefore, the Iowa grid does not have a “yield benefit.” Instead, the benefit of the $1 per cwt “formula allowance” added to the USDA dressed delivered price is listed. There are also other differences in the structure of the two grids.

Like Kansas, the base carcass price on the Iowa grid was record high. The Kansas fed cattle market held a small advantage during much of Q2. This advantage is contra-seasonal and driven by the lack of Mexican feeder cattle and less total cattle on feed, especially in Texas.

Live weights of USPB cattle on the Iowa grid were the second highest and 35 pounds more than a year ago. Carcass weights were record high and 21 pounds heavier than Q2 last year. Figure 7 lists the average USPB carcass weight by quarter for both the Iowa and the Kansas grids during the time span the Iowa grid has been offered.

Prime percentage of Iowa grid carcasses decreased from near-record high levels during the previous quarter. However, they remained twice as high as the record-high national average. Figure 8 shows the Iowa grid and the total industry average Prime percentage reported by USDA.

The USPB percentage of CAB carcasses within the Choice grade rebounded from the previous quarter, but remained less than a year ago. This change was due to a greater percentage of carcasses that did not meet CAB’s carcass specification for carcass weight, backfat or ribeye area.

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The percentage of yield grade 4&5 carcasses on the Iowa grid is shown in Figure 9. Like Kansas, the Iowa USPB grid cattle had the second highest percentage on record. However, the Iowa grid compares to a threshold that is a four-week rolling average of all non-grid cattle at the Tama plant.

Since the plant average threshold has also been elevated, yield grade was a small premium and improved compared to the previous quarter and a year ago. Through sorting, some lots made significant premiums for being under the plant average for yield grade 5s, which is worth $20 per cwt.

Total premium per head was down significantly, due primarily to the lower quality grade premiums in the marketplace. Both are typical for Q2, seasonally. Compared to the average of all Q2s for the previous six years, both the quality grade premium and the total premium were approximately $9.50 per head less. Note that quality grade premium per head still made up the majority of the overall, total premium per head on the Iowa grid.

Even with the depressed quality rewards, total head count of USPB cattle on the Iowa grid increased by 23% over Q2 last year.

Please call 866-877-2525 if you have questions or if you have interest in delivering cattle on the USPB grid at the Tama plant. The lease fee is $7 per head.

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Built on Service, Driven by Data

Pratt Feeders Group combines value-based marketing, technology and customer service to help producers capture more from every animal.

Tens of thousands of cattle dot the High Plains landscape at Pratt Feeders in Pratt, Kansas. Long before cattle filled these pens, B-29 bombers moved across the same stretch of ground, serving the Pratt Army Airfield during World War II. More than eight decades later, the former base’s V-shaped runway and taxiway layout still remains devoted to service, but with a different mission: helping cattle producers feed a nation.

Leading that work is Tom Fanning, a former infantry captain whose path from military service to general manager brings the story of the property full circle.

“To me, the cattle business is the great American entrepreneurial enterprise,” he says. “It’s patriotism, it’s freedom. It’s being able to work with your hands and be involved in something real that you can touch and feel. It’s also serving a greater good by providing food to a nation.”

Fanning became general manager of Pratt Feeders Group in 2024 after managing its Buffalo, Oklahoma, location for 24 years. Today, the primarily custom-feeding operation includes four yards: Pratt Feeders in Pratt, Kansas; Buffalo Feeders in Buffalo, Oklahoma; Ashland Feeders in Ashland, Kansas; and Ford County Feeders near Ford, Kansas.

The yards have a combined one-time capacity of approximately 141,000 head, including 40,000 at Pratt, 52,000 at Ford County, 32,000 at Buffalo and 17,500 at Ashland. Fanning said the yards are full most of the time, with customer-owned cattle accounting for approximately 50% to 85% of occupancy.

Each location is also within a relatively tight freight zone of National Beef’s Dodge City and Liberal plants. Fanning describes that proximity as “a competitive advantage for cattle harvested on a grid with dressing percentage being a very important part of that and reducing shrink.”

That location supports the group’s broader purpose: connecting cattle producers with the packing sector and helping them capture more value.

“Our job is to serve our customers and to add value to their cattle operation,” he says. “One of the ways that we’ve been able to do that is by being a link between the cow-calf or the stocker operator and the packer. U.S. Premium Beef has been that link for us.”

Strong Signals

Pratt Feeders was part of U.S. Premium Beef from its beginning in 1997. Fanning says the value-based system gave producers an avenue to capture the value of genetics and cattle quality that often went unrecognized when cattle were sold on the cash market.

For Pratt Feeders, the grid is more than a pricing method. It communicates what the marketplace rewards and discounts, sending signals back through the feedyard and stocker sectors to the cow-calf producer. As grid incentives change, Pratt Feeders helps customers understand the results and adjust management, marketing and genetic decisions accordingly.

One of the greatest lessons to glean from data over the years, Fanning says, has been the amount of variation within a calf crop. He cites instances when customers believe they are sending a uniform group, only to discover a 450-pound difference between the largest and smallest animals. After another 100 days on feed, that spread reaches 650 to 700 pounds. Grid results can then reveal as much as a $1,000-per-head difference between the top and bottom-performing animals.

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Addressing that variation comes down to a system of statistics, narrowing weight differences and identifying the best marketing time for each group. Heavier, faster-growing cattle can be marketed before facing overweight discounts, while lighter cattle receive the additional days needed to reach a more profitable endpoint.

“We’re in a really unique time where the cattle market is so high and our cost of gain is relatively low,” Fanning says. “So that margin, that gap is really large, and it’s one of the reasons that heavier weight carcasses have had such an impact on your bottom line.”

Pratt Feeders also helps customers manage price risk so they can focus on factors within their control, including feed conversion, average daily gain, carcass weight and quality grade. DNA testing adds to that equation by providing an early look at an animal’s potential for gain and grade, helping determine how to capture the greatest available margin.

“Having that risk management tool lets the customer sleep great at night when there’s all of these geopolitical black swan events happening across the world,” he says.

Those tools are increasingly important amid historically tight cattle supplies. Fanning points to drought, limited herd rebuilding, heifer retention and disruptions at the southern border as pressures affecting feedyards and packers. High calf prices also limit how far stocker operators’ capital goes when purchasing cattle for summer grass.

“The reverse of the high cost of those calves is everything we do at the feedyard becomes much more important, because we have to capture every available dollar of added value from that animal,” Fanning says. “We think U.S. Premium Beef is one of the best ways to do that in our industry. It’s helped us help our customers improve what they do and add value to their product.”

Data to Dollars

Data plays a central role in how Pratt Feeders evaluates cattle and makes management decisions. Fanning says technology does not replace the judgment of experienced cattlemen; instead, it provides another tool to strengthen their confidence and help them make more informed decisions.

That approach is especially relevant as another generation enters the cattle business. While experienced producers may have traditionally relied on visual appraisal and years of observation, individual weights, carcass results and other performance measures translate that knowledge into a more objective and repeatable process. Fanning says younger producers are particularly interested in examining how each animal performs and contributes to the value of the group.

Even as technology advances, some priorities remain timeless. Strong health, nutrition and backgrounding programs prepare cattle for the stress of transportation and entering a new environment, Fanning says. “Over my career, the most disappointing closeouts always have to do with health failures,” he reflects.

Those fundamentals remain the foundation, but future success will depend on how effectively feedyards build upon them. Fanning believes competitive feedyards must consider much more than a competitive cost of gain. Genetics and projected animal performance must be layered with market conditions, anticipated harvest dates, basis, weather and feed costs. DNA testing and forecasting tools can then help identify an animal’s optimum endpoint and show what value may be captured or lost by marketing on different dates.

At the same time, genetic progress must continue to emphasize the whole animal rather than a single trait, balancing feedyard and carcass performance with soundness, maternal ability and adaptability. “You can sort your cowherd based on those grid results,” he says. “If we do that consistently, we can begin culling the bottom 20% and replacing them with cattle that consistently perform in the top 20%.”

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Looking ahead, Fanning expects Pratt Feeders to continue serving as a voice for customers across the U.S. and as their marketing hub. And with its location in the heart of cattle and corn country, the group is positioned to continue the relationship-focused work it has carried out for more than four decades. Central to those plans is maintaining a relationship with USPB.

“We’re proud to be part of the U.S. Premium Beef family,” he says. “It’s been a great experience for us all the way around. They understand what needs to happen and win and really help us take care of the customer."

Tom Fanning Biography

Tom Fanning serves as the General Manager of the Pratt Feeders Group. He previously managed Buffalo Feeders for 24 years, building a reputation for operational excellence, performance-driven cattle feeding and strong customer relationships.

Tom earned a Bachelor of Science in Agricultural Economics from Oklahoma State University in 1987. He served as an Infantry Captain in the U.S. Army from 1982-1992 and later completed a Master of Science in Management from Troy State University in 1992. From 1992-2001, he managed cattle Texas Panhandle feeding operations for Cargill.

Tom has served as the Oklahoma Beef Council Chairman and as a Texas Cattle Feeders Association Director.

Under his leadership, Buffalo Feeders was honored with the 2009 Certified Angus Beef Feedyard of the Year, the 2019 National Cattlemen’s Beef Association Beef Quality Assurance (BQA) Feedyard of the Year, and the 2023 Texas Cattle Feeders Association Feedyard Excellence in BQA.

Tom and his wife of 36 years, Michele, have three children and four grandchildren. Together, they operate a cow-calf, stocker, and feeder cattle business, reflecting their multi-generational commitment to the cattle industry.

The Value Add

Value-added ground beef tells the industry’s broader quality story.

A shopper pauses at the meat case, mentally assembling meals for the week. Protein bowls are on the list, and she reaches for the branded ground beef she has purchased before. She knows how it cooks, trusts the flavor and expects the same consistent result each time.

As she places the package in her cart, another product carrying the same brand catches her eye. It is a different cut, but the name is familiar. Her experience with the ground beef gives her confidence to try it, too.

That kind of interaction is part of what makes value-added ground beef important throughout the beef supply chain.

Consumers are looking for recognizable brands, dependable quality and products that fit their daily routines. Retailers, in turn, want ground beef programs that attract those shoppers and help differentiate the meat case. For National Beef, a successful branded ground beef relationship can open the door to selling additional value-added cuts and boxed beef products to the same customer.

Ultimately, value-added ground beef helps keep beef on the dinner plate while extending quality-driven demand throughout the carcass.

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Quality Meets Convenience

Ground beef may be one of the most familiar products in the meat case, but its role in the beef industry is evolving. Improvements in cattle quality, shifting consumer habits, labor pressures at retail and growing interest in convenient packaging are creating new opportunities for value-added ground beef.

“Ground beef certainly has been experiencing strong demand,” says Bob Bean, National Beef vice president of marketing. “A lot of that is driven by the high-quality improvement across the beef industry.”

While price remains an important factor in consumer decisions, Bean says studies consistently show that taste, flavor and quality are even more critical. As the beef industry has raised overall quality, consumers have greater expectations from the products they purchase. That expectation increasingly extends to ground beef.

Shoppers are purchasing ground beef more frequently than many whole-muscle cuts. Its favorable price point is part of the appeal, but versatility and ease of preparation also make it a regular part of household meal planning. Ground beef helps consumers keep beef in their diet consistently, even when middle meats are reserved for less frequent occasions.

Bean says ground beef has broad appeal across shopper segments, with especially strong growth among Millennials and Gen Z consumers. He identifies 2015 as a period when ground beef began gaining greater importance, while demand for value-added products accelerated after the COVID-19 pandemic.

“It forced people back in their homes, and they started cooking,” he observes. “Ground beef allows them to experiment with a lot of different recipes. So, that group really treats ground beef as an ingredient that they can pull into almost any dish that they want to make, and it’s easy to do.”

That demand gives retailers a reason to strengthen their ground beef offerings, particularly within branded and value-added programs.

“Ground beef is important because it brings the other items with it,” says Steve Orton, National Beef vice president of ground beef and trim sales. “Customers have to have a ground beef supplier that’s consistent and good quality.”

Bean, who has been with National Beef for almost 22 years, leads the company’s corporate marketing efforts and works across its value-added brands, including ground beef, retail-ready and case-ready products. Orton brings both plant and sales experience to his role and has been with National Beef since 1997.

Together, they see ground beef as both a reflection of the industry’s progress and an important driver of future value.

Extending Value Through the Carcass

At National Beef, ground beef and trim account for a significant portion of carcass utilization. Orton says the company produces approximately 130 pounds of grindable trim per head. Altogether, grind and trim represent approximately 20% to 25% of the carcass.

As carcasses have grown heavier and customers have purchased more closely trimmed or further-processed cuts, National Beef has generated more pounds of trimmings per animal. Those trimmings are either sold as fresh trim to another processor or used to produce ground beef.

The strongest opportunity comes when that product can enter a value-added program. Branded trim and ground beef can generate greater value, while differentiated packaging adds another layer of opportunity.

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Retail-ready packaging is one of the most visible trends shaping that growth. Rather than relying on retailers to grind, portion and overwrap ground beef in the store, National Beef is producing more products that can move directly from the box to the meat case, including chubs and bricks.

Chubs are commonly available in one-, three- and five-pound sizes, while brick-style packaging is generally sold in one-pound units. Both formats give retailers products that are ready to price, scan and merchandise while providing consistency in weight, presentation and handling.

Labor is an important part of that shift. As retailers have lost experienced meat cutters, they increasingly need products that require less in-store preparation. Retail-ready chubs and bricks allow retailers to maintain a full, attractive ground beef selection while reducing the labor required behind the counter.

Orton expects retail-ready chubs and bricks to grow from approximately 35% to 40% of National Beef’s business to 65% to 70% or more.

Bean says retail and foodservice also want options that provide customers with a more elevated experience. Whether through menu language, sourcing claims, quality programs or other attributes, customers want products that give them a story to tell.

“Everybody wants to differentiate themselves somewhere that makes them better,” Orton says.

That differentiation begins with the cattle.

Cattle that qualify for branded programs create value beyond premium steaks. Their quality can carry through the carcass and into ground beef, giving National Beef more opportunities to develop products tied to Angus, grain-fed and other value-added attributes.

Bean and Orton agree the future is in continuing to turn attention toward the value-added sector, where quality, production stories and producer attributes can support stronger margins and provide more options for customers.

For producers, that reinforces the importance of raising animals capable of qualifying for branded programs. Higher quality grades and greater consistency create opportunities across the entire carcass, including the trim that becomes ground beef.

“They get a premium, National Beef gets a premium, we all win,” Orton says.

Management and animal care are also part of the quality equation. Bean notes that much of the trim used in ground beef comes from the shoulder and round. Injection-site damage, bruising and other handling issues can lead to portions of that trim being condemned.

Careful injection placement, low-stress handling and other Beef Quality Assurance practices help preserve more usable products. Proper documentation also gives National Beef customers confidence that animals were handled correctly and suppliers followed recognized standards.

Value-added ground beef creates opportunities across the beef sector: It helps retailers attract shoppers, supports broader branded product lines and creates another outlet to reward cattle that deliver quality and consistency. From the producer to the meat case, it extends the value of better cattle into one of beef’s most frequently purchased products.

“Ultimately, the value of ground beef is a huge driver for the success of the beef industry,” Bean says.

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Comparing GMS and Non-GMS Lots on the Kansas Grid

In August 2024, National Beef was the first packer to offer a grid premium for cattle with genetic merit above the industry average. Cattle enrolled in AngusLink® Genetic Merit Scorecard® (GMS) with a Beef Score of 100 to 149 — where 100 represents the industry average — qualify for a $5 per head premium on the USPB grid. Lots that score 150 or greater receive a $10 per head premium.

For more information, Click Here for a fact sheet with more details.

During the first two quarters of fiscal year 2026, 2,494 head were delivered on the USPB grid that qualified for a GMS premium. Grid results for the GMS steer lots are listed in Table 1 (page 2), along with the overall average of all other USPB steer lots of conventionally raised cattle harvested during the same time span.

In the table, the “Other premium” line includes the GMS premium and the $1 per head payment for low-frequency electronic identification (EID) tags, regardless of whether they are enrolled in GMS. This is why the non-GMS lots still show some amounts in the “Other premium” line as it is from the EID payment.

The GMS steers had $44.19 more premium per head. This premium was lower than previous summaries as quality rewards on the grid were lower during the first two quarters. However, GMS steers maintained a strong advantage in total dollars per head as they were worth $155.30 more in actual value per head on the grid.

These results showcase the value of genetics, and confirm these cattle were genetically designed to excel on the USPB grid. The GMS premium is an added bonus on their overall premium.

Ranchers who sell feeders are encouraged to tag calves with low-frequency EID tags, enroll and then market their approved calves. Feedlots can then purchase those feeder cattle and market them on the USPB grid. Ranchers who retain ownership and market on the USPB grid are encouraged to enroll as well.

Enrollment is simple, affordable and does not require an on-site audit. When enrolled, all calves in a calf crop receive the same score based on the Expected Progeny Differences of all bulls in the bull battery that produced that crop of calves.

Cattle feeders who purchase calves and feeder cattle can find groups already enrolled and know their Beef Score, especially on video auctions. The higher the Beef Score, the more genetic potential for carcass traits, post-weaning growth and feed efficiency.

Feedlots that intend to deliver are asked to submit a GMS Showlist Form A two weeks prior to harvest. This allows time to collect the EID tag numbers from IMI Global which are needed to verify enrollment during processing at either the Dodge City or Liberal plants. GMS lots with EID tags also qualify for the $1 per head EID payment.

In total, since the start of the GMS premium, 13,982 head of USPB cattle have been delivered in lots that received an added premium for GMS. Those cattle have averaged $178.79/head total premium. Some lots are not 100% GMS verified. In other words, some lots have GMS enrolled cattle together with non-enrolled cattle.

The EID tags are used to verify enrollment and to determine the premium based on the GMS score. This allows for greater flexibility for the feedyards delivering and for the National Beef plants.

The GMS premium is exclusively offered on the USPB Kansas grid. Please call if you have any questions.

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BQA: Guidance for Today’s Beef Producer

Since 2019, all U.S. Premium Beef (USPB) finished cattle delivered to National Beef have come from feedlots that have satisfied Beef Quality Assurance (BQA) certification.

Since 2020, BQA Transportation was instituted for any trucking company transporting finished cattle to the plants. We are committed to the highest level of integrity regarding the health and welfare of USPB finished cattle that move through National Beef facilities.

BQA programs not only provide beef producers with the latest and most innovative production measures, but arguably more important assures consumers that beef is produced in a safe, healthy and wholesome manner.

That commitment continues today. When deliverers become BQA certified, the certification is valid for three years. When your certification nears expiration, you will receive a notification from BQA with renewal information.

In the event you have changed your business or email address since you became certified, go to BQA.org to update your contact information. This site contains data and certification information for BQA programs.

BQA programs have been in existence since the late 1980s. What started as beef safety meetings, showing the correct way to administer injectable vaccines, antibiotics, implants, etc., has evolved into today’s BQA program.

The biggest percent of BQA programs are funded by the Beef Checkoff. Certification or recertification can be easily accomplished at BQA meetings in person or during online coursework. There is no cost for the associated course work.

The online course work contains chapters for feedyard, cow/calf, and stocker/backgrounder production For those purchasing calves from calf ranches, there is now a BQA program for these businesses.

Upon completion of in-person or online training, a certification number is issued to you, which is valid for three years. Online certification is available in both English and Spanish.

During these times of high consumer demand, today’s BQA programs also provide consumers with information on the high regard in which beef products are brought to market. Latest data from the U.S. Meat Export Federation details the value of export markets for each finished carcass is $435 per head.

BQA programs are also very involved in helping consumers in other countries understand the way the program enhances beef products exported from the U.S.

Please contact your state’s cattlemen’s association for further information on local BQA certification meetings. Click Here to access a map on BQA.org, where you can select your state coordinator and learn more about local BQA meetings.

Please call USPB at 866-877-2525 for further assistance.

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Account Action Items

Call our office at 866-877-2525 if we can assist you with the following:

•	Your Class A delivery rights can be leased to others. If you do not have cattle to deliver against your delivery rights during 2026, please notify the USPB office of your plans to get the units used.
•	New email or business address? Please notify USPB at uspb@uspb.com.
•	The USPB Transfer on Death (TOD) form can be used with your existing estate planning documents. Please call the office to receive the form and more information.

Qualified Seedstock Suppliers

USPB’s Qualified Seedstock Suppliers (QSS) assist producers who seek a genetic supplier with knowledge and experience in producing cattle for USPB’s quality-based system. Commercial ranchers have added assurance these breeders offer high-quality genetics designed for USPB’s integrated product system.

Below are upcoming sale dates from QSS members. A complete list of QSS members is available here.

Upcoming Sales

September 28: Gardiner Angus Ranch, Ashland, KS

October 17: Fink Beef Genetics, Randolph, KS

November 6: Downey Ranch, Inc., Wamego, KS

September 28: Gardiner Angus Ranch, Ashland, KS

October 17: Fink Beef Genetics, Randolph, KS

November 6: Downey Ranch, Inc., Wamego, KS

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